Exhibit 10.3

April 30, 2009

Mr. Nathan Sarkisian

[address]

Dear Nathan:

Following is a letter of agreement, to cover the terms and agreement of our relationship starting May 20, 2009. If the outlined terms are acceptable to you, please sign below.

Scope of engagement:

You are being engaged as the interim Chief Financial Officer of Spansion for an expected term of 6 months. The terms and conditions of this agreement will be valid until termination of the agreement by either party. This agreement can be terminated by either party by written notice. All fees and all reimbursable expenses incurred prior to the date of termination shall be paid by Spansion. Except as set forth in the previous sentence, you agree that you will not be entitled to any payments, including, without limitation, severance, upon termination of this agreement.

Fees and Fee Structure:

You will be paid a monthly fee of $40,000. You agree to supply Spansion with a monthly invoice and any required forms such as W-9 before any payment can be made. You agree that you are not eligible to participate in any of Spansion’s employee benefit programs, including, without limitation, any medical, paid time off, vacation or other similar programs or benefits. You have confirmed that you presently have your own health insurance. You further acknowledge that you are not entitled to any incentive, performance-based or other compensation except as set forth above.

Expenses:

Out of pocket expenses for required travel and other necessary business expenses will be reimbursed at actual cost in accordance with Spansion’s current reimbursement policies.

Confidentiality and Remedies:

All information provided by Spansion to you (collectively, “Confidential Information”) shall be used by you solely for the purpose of providing the services under this Agreement and shall be kept confidential except to the extent that you may be required to disclose such information to a court, governmental or regulatory agency, stock exchange or similar body, or as otherwise required by law or judicial process. In the event that you are required or requested to disclose such information, you shall immediately give Spansion notice of such fact so that Spansion has an opportunity to seek a protective order with respect to the disclosure of such information. You also agree to cooperate with Spansion regarding Spansion’s efforts, if any, to protect against such disclosure and/or obtain a protective order narrowing the scope of such disclosure and/or use of such Confidential Information.

It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement, and that Spansion shall be entitled to obtain specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or equity to Spansion.

Spansion Inc.

915 DeGuigne Drive, P.O. Box 3453

Sunnyvale, CA 94088-3453, USA

1-866-SPANSION

Web: www.spansion.com

Page 2	April 30, 2009

You agree to sign the standard Spansion confidentiality agreement and abide by all company policies during your engagement.

Indemnification:

Spansion agrees to indemnify you in accordance with the indemnification agreement provided to its other executive officers. The parties will enter into an indemnification agreement upon the start of your engagement.

Attorney’s Fees:

If there is any legal action, arbitration or other proceeding between arising from or based on this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorney’s fees, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

Governing law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

As you know, Spansion and certain of its affiliates are presently debtors in cases pending under chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. You acknowledge and agree that this agreement might require the approval of such bankruptcy court and, if Spansion determines that it does require the approval of such bankruptcy court, it shall not become effective, and Spansion shall not have any obligation hereunder, until such approval is obtained.

Please call me if you have any questions or concerns.

Best regards,

/s/ John Kispert
John Kispert President Spansion

/s/ Nathan Sarkisian
Signed: Nathan Sarkisian Date: April 30, 2009